Asian Dragon Group Inc., Closes US$1,500,000 Financing To Fund Future Expansion of Project Luogold

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – April 3rd, 2007 – Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is pleased to announce a US$1,500,000 private placement financing of restricted stock at US$5.00 per share. There are no warrants attached and no finder fees were paid.

The financing is another key step in Asian Dragon’s growth as it expands Project Luogold beyond gold and into China’s other precious and base metal industries. Asian Dragon will use the funds to further develop the existing projects comprising Project Luogold and to secure additional advanced stage mineral properties in China’s Henan Province.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Asian Dragon Group Inc.

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